Exhibit 99.1

PRESS RELEASE For Immediate Release Contact: Douglas W. Vicari (410) 972-4142

CHESAPEAKE LODGING TRUST COMPLETES $95.0 MILLION, 5.0%,

MORTGAGE FINANCING ON HYATT REGENCY BOSTON

ANNAPOLIS, MD, June 30, 2011 – Chesapeake Lodging Trust (NYSE: CHSP) announced today that it has closed on a $95.0 million fixed-rate mortgage loan. The loan is secured by the 498-room Hyatt Regency Boston located in Boston, Massachusetts. The five-year loan was provided by Goldman Sachs Commercial Mortgage Capital, L.P., and carries a fixed interest rate of 5.0% per annum, with principal and interest based on a 30-year amortization. Proceeds from the loan will be used to repay outstanding borrowings under the Company’s revolving credit facility and for general business purposes, including funding future acquisitions.

Douglas W. Vicari, Chesapeake’s Chief Financial Officer, stated, “We are very pleased to have secured this long-term fixed financing at attractive pricing and value relative to our basis in the Hyatt Regency Boston. The financing allows us to prudently leverage our company in line with our stated objectives as we continue to take advantage of acquisition opportunities.”

ABOUT CHESAPEAKE LODGING TRUST

Chesapeake Lodging Trust is a self-advised lodging real estate investment trust (REIT) focused on investments primarily in upper-upscale hotels in major business and convention markets and, on a selective basis, premium select-service and extended-stay hotels in urban settings or unique locations in the United States. The Company owns nine hotel properties with an aggregate of 2,606 rooms in four states and the District of Columbia. Additional information can be found on the Company’s website at www.chesapeakelodgingtrust.com.